EvergreenBancorp, Inc. Reports First Quarter Earnings and the Opening of a New Full Service Office

SEATTLE, WA -- 04/28/2005 -- EvergreenBancorp, Inc. (OTC BB: EVGG) reported that net income for the first quarter of 2005 reached $299,000, or $.20 per diluted share, an increase of 4.5% over the $286,000, or $.19 per share reported for the first quarter of 2004. Total assets at the end of the quarter totaled $210,000,000, a 6.8% increase from a year ago, with loans increasing 13.0% to $156,495,000, and deposits increasing 12.1% to reach a record total of $174,831,000.

The equity to assets ratio at March 31, 2004 stood at 8.34% of assets compared to 8.67% one year ago. The Company paid a cash dividend of 7-1/2 cents per share in the first quarter. Credit quality remains strong with the ratio of non-performing loans to total loans at .04% at the end of the first quarter compared to .22% one year ago.

Gerry Hatler, President and CEO, said, "Our strong capital position and good credit quality provide a solid foundation for expansion, as we prepare for the opening of a new banking office in downtown Seattle and our continuing enhancement to our array of services."

EvergreenBank introduced two new products during the first quarter. A Health Savings Account (HSA) was created to address the rising health care cost to both businesses and consumers. The bank also reformatted its cash management services into a more comprehensive suite of products that improves business customers' ability to manage their cash resources more effectively.

Hatler continued, "We are in the final stages of preparations for our new banking office at Third and Seneca in the center of Seattle's downtown business community. The energy and enthusiasm of our customers and staff as we approach the opening gives me confidence that EvergreenBank's brand of customer care and service will be embraced by the downtown community. We anticipate our investment in this important new location will expand business opportunities and will energize our growth for years to come."

The EvergreenBank brand of caring, attentive, "once and done" customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates five offices in Bellevue, Lynnwood, Federal Way, and two in Seattle. The two Seattle offices include the office on Eastlake Avenue and the newest office in the South Lake Union neighborhood. The sixth office is scheduled to open in Downtown Seattle in early June, 2005. Visit www.EvergreenBank.com to learn more.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. To learn more, visit www.evergreenbancorp.com.

CONTACT:
Bill Filer
CFO
EvergreenBancorp, Inc.
206-628-4263
bill.filer@evergreenbank.com

or

Nancy S. Juetten
Nancy S. Juetten Marketing, Inc.
425-641-5214
nancy@nsjmktg.com